Exhibit 99.10(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 9 to Registration Statement No. 333-43022 of the portfolios of Titanium Annuity Variable Account on Form N-4 of our report dated April 28, 2005 relating to the financial statements of United Investors Life Insurance Company, and our report dated April 28, 2005 relating to the financial statements of Titanium Annuity Variable Account, both contained in the Statement of Additional Information to Part B of Post-Effective Amendment No. 8 dated May 1, 2005, which is incorporated by reference in this Registration Statement.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche

Dallas, Texas

December 13, 2005